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                                 [LETTERHEAD]

                                  EXHIBIT 99
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CONTACT:    Ernest T. Klinger
            Vice President & CFO                             FULL NATIONAL and
TELEPHONE:  310/638-2842                                     FULL ANALYST WIRE
            NASDAQ/NMS-ARDNA                                 -----------------

                                                         FOR IMMEDIATE RELEASE
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     LOS ANGELES, CA June 17, 1998 - Arden Group, Inc. announced that, following the Company's annual meeting of stockholders held today, the Board of Directors of the Company authorized a four-for-one stock split of the Company's Class A Common Stock and Class B Common Stock through the declaration of a stock dividend of three shares of Class A Common Stock for each share of Class A Common Stock, and three shares of Class B Common Stock for each share of Class B Common Stock, held by stockholders of record at the close of business on June 29, 1998. The stock splits are being made in order to continue the listing of the Class A Common Stock on the Nasdaq National Market System. The Company anticipates that it will distribute the shares being issued in connection with the stock splits to the stockholders entitled thereto on or about July 15, 1998.

     The Company further announced that at the annual meeting of stockholders the Company's nominees for the Board of Directors were each re-elected for a three-year term, the bonus arrangement for Bernard Briskin, Chairman of the Board, President and Chief Executive Officer of the Company was approved, a proposal to increase the authorized number of shares of Class A Common Stock from 5,000,000 to 10,000,000 shares and the authorized number of shares of the Class B Common Stock from 500,000 to 1,500,000 was approved and the selection of Coopers & Lybrand L.L.P. as the independent public accountants for the Company was ratified.

     Arden Group, Inc. operates 13 Gelson's and Mayfair supermarkets in Southern California.